Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and between

ILLUMINA, INC.

and

GRAIL, LLC

(to be converted into GRAIL, INC.)

Dated as of June 21, 2024

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions and Interpretation

Section 1.1.	General	1
Section 1.2.	References; Interpretation	5

ARTICLE II

General Principles

Section 2.1.	Nature of Liabilities	5
Section 2.2.	Assumption and Retention of Liabilities Generally	5
Section 2.3.	Collective Bargaining Agreements	6
Section 2.4.	Information and Consultation	6
Section 2.5.	Non-Acceleration; Non-Termination of Employment	7
Section 2.6.	No Transfer of Assets	7

ARTICLE III

Equity Incentive Awards

Section 3.1.	GRAIL Stock Plan	7
Section 3.2.	GRAIL LTIP Award Valuation	7
Section 3.3.	Illumina RSU Conversion	8
Section 3.4.	GRAIL RSU Conversion	8
Section 3.5.	Option Awards	9
Section 3.6.	Miscellaneous	9

ARTICLE IV

Non-Qualified Deferred Compensation

Section 4.1.	Treatment of Illumina Non-Qualified Plans	9
Section 4.2.	No Separation from Service	10

ARTICLE V

Additional Matters

Section 5.1.	Code Section 409A	10
Section 5.2.	Confidentiality	10
Section 5.3.	Tax Deductions	10

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FORM OF

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), is entered into as of June 21, 2024 by and between Illumina, Inc., a Delaware corporation (“Illumina”), and GRAIL, LLC, a wholly owned subsidiary of Illumina and a Delaware limited liability company (“GRAIL LLC”), to be converted to a corporation and renamed GRAIL, Inc. prior to the Distribution (“GRAIL”). Illumina and GRAIL are each a “Party” and are sometimes referred to herein collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Illumina, acting together with its Subsidiaries, currently conducts the Illumina Business and GRAIL, acting together with its Subsidiaries, currently conducts the GRAIL Business;

WHEREAS, Illumina and GRAIL have entered into a Separation and Distribution Agreement, dated as of June 21, 2024 (the “Separation Agreement”), pursuant to which the Separation will be consummated;

WHEREAS, pursuant to the Separation Agreement, Illumina and GRAIL have agreed to enter into this Agreement for the purpose of allocating between them Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement, unless otherwise indicated.

“2024 Cash-Based Incentive Award Agreement” means each award agreement evidencing a grant of a GRAIL 2024 Cash-Based Incentive Award.

“Aggregate Award Value” shall have the meaning ascribed to it in the applicable LTIP Award Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Baseline Equity Value” shall have the meaning ascribed to it in the applicable LTIP Award Agreement.

“Benefit Arrangement” shall mean any compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, and whether or not subject to ERISA), including any Welfare Plan and any other compensation or benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, supplemental income, retirement, post-retirement or other fringe compensation or benefits (whether or not taxable) or employee loans, but excluding workers’ compensation plans, programs, policies, agreements and arrangements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of GRAIL Employees, including all national or sector specific collective agreements which are applicable to GRAIL Employees, in each case in effect immediately prior to the Effective Time, that set forth terms and conditions of employment of GRAIL Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Converted GRAIL Awards” shall mean the Converted GRAIL RSUs, the Converted GRAIL 2024 Cash-Based Incentive Awards and the Converted GRAIL Options.

“Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for GRAIL Employees.

“Equity Value” shall have the meaning ascribed to it in the applicable LTIP Award Agreement.

“Equity Value Percentage Change” shall have the meaning ascribed to it in the applicable LTIP Award Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“GRAIL 2024 Cash-Based Incentive Award” means each cash-based incentive award granted by any member of the GRAIL Group on or after March 31, 2024, as agreed between Illumina and GRAIL, which for the avoidance of doubt, shall not include any award identified as an “equity appreciation award”.

“GRAIL Benefit Arrangement” shall mean any Benefit Arrangement that is (a) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any member of the GRAIL Group, excluding any Benefit Arrangement that is sponsored or maintained by a member of the Illumina Group, or (b) an Individual Agreement to which a member of the GRAIL Group is a party (including for clarity, each GRAIL LTIP Award and each GRAIL 2024 Cash-Based Incentive Award).

“GRAIL Conversion Price” shall mean the average of the volume weighted average per share price of GRAIL Stock on the first four trading days immediately following the Distribution Date, as reported by Bloomberg L.P.

“GRAIL RSU Conversion Ratio” shall mean the Illumina RSU Conversion Price divided by the GRAIL Conversion Price.

“GRAIL Employee” shall mean each individual who is employed by a member of the GRAIL Group as of immediately prior to the Effective Time, regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, a leave of absence (including military leave with unemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“GRAIL Former Employee” means each individual who, as of immediately prior to the Effective Time, is not an employee of a member of the GRAIL Group or a member of the Illumina Group, but who was previously employed by a member of the GRAIL Group.

“GRAIL LTIP Award” means each cash-based equity appreciation award granted by any member of the GRAIL Group.

“GRAIL Option Conversion Ratio” shall mean the Illumina Option Conversion Price divided by the GRAIL Conversion Price.

“Grant Date” shall have the meaning ascribed to it in the applicable LTIP Award Agreement.

“Illumina” shall have the meaning set forth in the Preamble.

“Illumina Benefit Arrangement” shall mean any Benefit Arrangement that is (a) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any member of the Illumina Group, in each case, excluding any Benefit Arrangement that is sponsored or maintained by a member of the GRAIL Group or (b) an Individual Agreement to which a member of the Illumina Group is a party.

“Illumina Employee” shall mean each individual who is employed by a member of the Illumina Group as of immediately prior to the Effective Time, regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, a leave of absence (including military leave with unemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“Illumina Former Employee” means each individual who, as of immediately prior to the Effective Time, is not an employee of a member of the GRAIL Group or a member of the Illumina Group, but who was previously employed by a member of the Illumina Group.

“Illumina LTIP” shall mean the Illumina, Inc. Amended and Restated 2015 Stock and Incentive Plan or any prior version of such equity plan in existence at the time the applicable GRAIL LTIP Award was granted.

“Illumina Non-Qualified Plan” shall mean each nonqualified deferred compensation plan or arrangement, including any such plan that is an excess defined benefit or defined contribution plan, that is an Illumina Benefit Arrangement.

“Illumina Option Award” shall mean an option to purchase shares of Illumina Stock granted under the Illumina LTIP.

“Illumina Option Conversion Price” shall mean the average of the volume weighted average per share price of Illumina Stock trading “regular way with due bills” during the four trading days immediately preceding the Distribution Date, as reported by Bloomberg L.P.

“Illumina RSU Conversion Price” shall mean the closing price of Illumina Stock on the date of the Illumina RSU Conversion.

“Individual Agreement” shall mean a Benefit Arrangement that is an individual employment contract or other similar agreement between, on the one hand, any member of the Illumina Group or any member of the GRAIL Group and, on the other hand, any Illumina Employee, Illumina Former Employe, GRAIL Employee, or GRAIL Former Employee.

“LTIP Award Agreement” means each award agreement evidencing a GRAIL LTIP Award grant.

“Quarterly Measurement Date” shall have the meaning ascribed to it in the applicable LTIP Award Agreement.

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email.

Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Illumina” shall also be deemed to refer to the applicable member(s) of the Illumina Group, references to “GRAIL” shall also be deemed to refer to the applicable member(s) of the GRAIL Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Illumina or GRAIL shall be deemed to require Illumina or GRAIL, as the case may be, to cause the applicable members of the Illumina Group or the GRAIL Group, respectively, to take, or refrain from taking, any such action.

ARTICLE II

General Principles

Section 2.1. Nature of Liabilities. All Liabilities assumed or retained by a member of the Illumina Group under this Agreement shall be Illumina Liabilities. All Liabilities assumed or retained by a member of the GRAIL Group under this Agreement shall be GRAIL Liabilities.

Section 2.2. Assumption and Retention of Liabilities Generally. (a) From and after the Effective Time, except as otherwise provided in this Agreement, Illumina shall, or shall cause one or more members of the Illumina Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill: (i) all Liabilities under all Illumina Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Illumina Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; (iii) all Liabilities with respect to all Illumina Former Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof) to the extent such Liabilities are with respect to employment or service to the Illumina Group or the termination of such employment or service with the Illumina Group, whenever incurred; and (iv) all other Liabilities or obligations expressly assigned to or assumed by a member of the Illumina Group under this Agreement.

(b) From and after the Effective Time, except as otherwise provided in this Agreement, GRAIL shall, or shall cause one or more members of the GRAIL Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill: (i) all Liabilities under all GRAIL Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all GRAIL Employees, and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; (iii) all Liabilities with respect to all GRAIL Former Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof) to the extent such Liabilities are with respect to employment or service to the GRAIL Group or the termination of such employment or service with the GRAIL Group, whenever incurred; and (iv) all other Liabilities or obligations expressly assigned to or assumed by a member of the GRAIL Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

Section 2.3. Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, Illumina and GRAIL shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for GRAIL or a member of the GRAIL Group to continue to maintain and comply, in each case, as applicable, with any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the GRAIL Group) in respect of any GRAIL Employees based in the United Kingdom and any applicable Employee Representatives. Nothing in this Agreement is intended to alter the provisions of any applicable Collective Bargaining Agreement or modify in any way the obligations of the GRAIL Group to any applicable Employee Representative or any other Person as described in such agreement.

Section 2.4. Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Illumina Employees or GRAIL Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement or other applicable Law.

Section 2.5. Non-Acceleration; Non-Termination of Employment. Except as otherwise required by applicable Law (if any), neither this Agreement, the Separation Agreement nor any Ancillary Agreement shall or shall be construed so as to create any right (other than rights to receive Converted GRAIL Awards) or accelerate any entitlement to any compensation or benefit on the part of any GRAIL Employee, GRAIL Former Employee, Illumina Employee or Illumina Former Employee. Without limiting the generality of the foregoing, except as otherwise required by applicable Law, none of the transactions contemplated by or undertaken pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement shall (i) cause any individual to be deemed to have incurred a termination of employment, (ii) have created any entitlement to any severance payments or benefits or the commencement of any compensation or benefits under any GRAIL Benefit Arrangement or Illumina Benefit Arrangement or (iii) constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification Act (WARN) of 1988 (the “WARN Act”), or any other foreign, federal, state or local Law or other legal requirement addressing mass employment separations.

Section 2.6. No Transfer of Assets. Nothing in this Agreement shall require any member of the Illumina Group or any Illumina Benefit Arrangement to transfer Assets or reserves with respect to the Illumina Benefit Arrangements to any member of the GRAIL Group or any GRAIL Benefit Arrangement or require any member of the GRAIL Group or any GRAIL Benefit Arrangement to transfer Assets or reserves with respect to the GRAIL Benefit Arrangements to any member of the Illumina Group or any Illumina Benefit Arrangement.

ARTICLE III

Equity Incentive Awards

Section 3.1. GRAIL Stock Plan. Effective on or before the Distribution Date, subject to the approval of Illumina and the Illumina Board (or any duly authorized committee thereof), GRAIL shall establish and adopt an equity compensation plan for the benefit of the GRAIL Group following the Distribution Date (the “GRAIL Stock Plan”). For the avoidance of doubt, the GRAIL Group shall not be permitted to grant any equity-based incentive compensation awards pursuant to the GRAIL Stock Plan or otherwise prior to the Distribution Date without Illumina’s prior written consent.

Section 3.2. GRAIL LTIP Award Valuation. Effective as of immediately prior to the Illumina RSU Conversion (as defined below), the Aggregate Award Value for each then outstanding and unvested portion of the GRAIL LTIP Award shall be adjusted in accordance with Section 1(b) of the applicable LTIP Award Agreement, with the Equity Value Percentage Change determined based on (a) an Equity Value that is equal to GRAIL’s average market capitalization determined by reference to the volume weighted average per share price of GRAIL Stock for the four trading days immediately following the Distribution Date, multiplied by the shares of GRAIL Stock outstanding, in each case, as reported by Bloomberg L.P., compared to (b) the Baseline Equity Value; provided that, for purposes of the foregoing, the Baseline Equity Value shall be deemed to be equal to the aggregate equity value of GRAIL as of the applicable Grant Date as reflected in the consolidated financial statements of Illumina and its consolidated Subsidiaries included or incorporated by reference in the materials filed or furnished, as applicable, with the SEC by Illumina for the fiscal quarter in which such Grant Date occurred. For the avoidance of doubt, the date on which the conversion described in the immediately preceding sentence occurs shall be a Quarterly Measurement Date.

Section 3.3. Illumina RSU Conversion. Effective as of immediately prior to the Distribution, each then outstanding and unvested portion of the GRAIL LTIP Award shall be converted (such conversion, including the proviso below, the “Illumina RSU Conversion”) into an award of restricted stock units with respect to Illumina Stock (each, a “Converted Cash Award”) in accordance with Section 2(a) of the applicable LTIP Award Agreement, with the number of shares of Illumina Stock subject to each Converted Cash Award equal to the product of (a) the applicable Aggregate Award Value (as determined in Section 3.2) divided by (b) the closing price of Illumina Stock on the date of the Illumina RSU Conversion; provided that, with respect to the portion of the Converted Cash Award that has a regularly scheduled vesting date (based on the original vesting date set forth in the applicable LTIP Award Agreement without accounting for any accelerated vesting entitlements under any GRAIL Benefit Arrangement) after the Distribution Date but on or before December 31, 2024, the number of shares of Illumina Stock subject to such portion shall be adjusted, to the extent such adjustment would result in an increase, following the conversion described above in order to be equal to (i) one-fourth of the Aggregate Award Value of the applicable GRAIL LTIP Award, determined as of the applicable Grant Date (i.e., without applying any Equity Value Percentage Change since the Grant Date, including that provided for in Section 3.2) divided by (ii) the closing price of Illumina Stock on the date of the Illumina RSU Conversion. For the avoidance of doubt, the foregoing calculation shall be rounded up to the nearest whole restricted stock unit.

Section 3.4. GRAIL RSU Conversion.

(a) Converted Cash Award. Effective as of the Distribution, each Converted Cash Award shall be equitably adjusted in accordance with Section 15(a) of the Illumina LTIP by converting such Converted Cash Award into an award of restricted stock units with respect to GRAIL Stock (each, a “Converted GRAIL RSU”), with the number of shares of GRAIL Stock subject to each Converted GRAIL RSU equal to the product, rounded to the nearest whole share, of (a) the number of shares of Illumina Stock subject to such Converted Cash Award as of immediately prior to the Distribution and (b) the GRAIL RSU Conversion Ratio. All other terms and conditions of the Converted GRAIL RSUs, including vesting and payment timing terms, shall be the terms and conditions that applied to the applicable Converted Cash Award.

(b) GRAIL 2024 Cash-Based Incentive Award. Effective as of the Distribution, each then outstanding and unvested portion of each GRAIL 2024 Cash-Based Incentive Award shall be converted into an award of restricted stock units with respect to GRAIL Stock (each, a “Converted GRAIL 2024 Cash-Based Incentive Award”), with the number of shares of GRAIL Stock subject to each Converted GRAIL 2024 Cash-Based Incentive Award determined in accordance with Section 2 of the applicable 2024 Cash-Based Incentive Award Agreement.

Section 3.5. Option Awards. Effective as of the Distribution, each Illumina Option Award held as of immediately prior to the Distribution by any GRAIL Employee, whether vested or unvested, shall be converted into an option to purchase shares of GRAIL Stock (a “Converted GRAIL Option”), with the number of shares of GRAIL Stock subject to the Converted GRAIL Option equal to the product, rounded down to the nearest whole share, of (a) the number of shares of Illumina Stock subject to such Illumina Option Award as of immediately prior to the Distribution and (b) the GRAIL Option Conversion Ratio. Each Converted GRAIL Option shall have a per-share exercise price equal to (i) the per-share exercise price of the corresponding Illumina Option Award divided by (ii) the GRAIL Option Conversion Ratio, rounded up to the nearest cent. All other terms and conditions of the Converted GRAIL Options, including vesting terms, shall be the terms and conditions that applied to the applicable Illumina Option Award.

Section 3.6. Miscellaneous. For the avoidance of doubt, each Converted GRAIL RSU, Converted GRAIL 2024 Cash-Based Incentive Award and Converted GRAIL Option shall take into account (and count as continued employment or service) all employment and service with both Illumina and GRAIL, and their respective Subsidiaries and Affiliates, for purposes of determining when such awards vest and terminate. The GRAIL Group shall be solely responsible for all Liabilities with respect to the GRAIL Stock Plan and the Converted GRAIL RSUs, Converted GRAIL 2024 Cash-Based Incentive Award and Converted GRAIL Options. The Parties shall take all actions reasonably necessary or appropriate so that the GRAIL LTIP Awards, GRAIL 2024 Cash-Based Incentive Awards and the equity-based incentive compensation awards granted under the Illumina LTIP, in each case, outstanding as of immediately prior to the Distribution shall be treated as set forth in this Article III. The adjustment or conversion of any equity-based incentive compensation award pursuant to Sections 3.4 and 3.5 shall be effectuated in a manner that is intended to preserve the economic value of the award on the Distribution Date (after giving effect to Sections 3.2 and 3.3) and to comply with applicable Law and avoid the imposition of any penalty or other taxes on the holders thereof pursuant to Code Section 409A or otherwise, and shall be interpreted in accordance with the foregoing intent for all purposes.

ARTICLE IV

Non-Qualified Deferred Compensation

Section 4.1. Treatment of Illumina Non-Qualified Plans. The Illumina Group shall retain sponsorship of each Illumina Non-Qualified Plan and all Assets and Liabilities arising out of or relating to such Illumina Non-Qualified Plan, including those relating to GRAIL Employees (to the extent accrued and vested under the terms of the applicable plans). Following the Distribution Date, GRAIL shall notify Illumina of any “separation from service” under Section 409A of the Code of the GRAIL Employee who participates in an Illumina Non-Qualified Plan, as promptly as practicable but in no event later than thirty (30) days thereafter, and shall promptly provide to Illumina any other relevant information reasonably requested by Illumina for purposes of administering payments pursuant to the Illumina Non-Qualified Plans to such GRAIL Employee. In the event of a subsequent acquisition, divestiture, spinoff or other corporate transaction involving the GRAIL Group that is not treated as a “separation from service” under an Illumina Non-Qualified Plan, GRAIL shall use commercially reasonable efforts to ensure comparable cooperation from the successor employer.

Section 4.2. No Separation from Service. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement shall be treated as a “separation from service” for purposes of the Illumina Non-Qualified Plans for any participant therein.

ARTICLE V

Additional Matters

Section 5.1. Code Section 409A. Notwithstanding anything in this Agreement or the Tax Matters Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.2. Confidentiality. Article VI of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.

Section 5.3. Tax Deductions. The Illumina Group shall be solely entitled to claim any income Tax deduction arising after the Effective Time with respect to any payment or benefit under any Illumina Benefit Arrangement. The GRAIL Group shall be solely entitled to claim any income Tax deduction arising after the Effective Time with respect to any payment or benefit under any GRAIL Benefit Arrangement.

ARTICLE VI

General And Administrative

Section 6.1. Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Illumina Benefit Arrangement or GRAIL Benefit Arrangement or to prohibit Illumina, GRAIL, or any member of the Illumina Group or GRAIL Group, as the case may be, from amending, modifying or terminating any Illumina Benefit Arrangement or GRAIL Benefit Arrangement at any time within its sole discretion.

Section 6.2. Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any Illumina Employee, Illumina Former Employe, GRAIL Employee, or GRAIL Former Employee or any other employee or service provider of Illumina, the Illumina Group, GRAIL or the GRAIL Group any right to continued employment, continued service, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4. Access to Employees. On and after the Effective Time, Illumina and GRAIL shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Illumina and GRAIL) to which any employee or director of the Illumina Group or the GRAIL Group or any Illumina Benefit Arrangement or GRAIL Benefit Arrangement is a party and which relates to an Illumina Benefit Arrangement or GRAIL Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5. Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to GRAIL Employees or GRAIL Former Employees under Illumina Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding GRAIL Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant GRAIL Employee or GRAIL Former Employee.

Section 6.6. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any GRAIL Employee, GRAIL Former Employee, Illumina Employee, Illumina Former Employee or other current or former employee, officer, director or contractor of the Illumina Group or GRAIL Group, other than the Parties and their respective successors and assigns.

Section 6.7. No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any GRAIL Employee, GRAIL Former Employee, Illumina Employee, Illumina Former Employee or other former, current or future employee of the Illumina Group or GRAIL Group under any Illumina Benefit Arrangement or GRAIL Benefit Arrangement. Without limiting the generality of the foregoing, neither the Separation nor the Distribution shall cause any individual to be deemed to have incurred a termination of employment or to have created any entitlement to any severance payments or benefits or the commencement of any benefits under any Illumina Benefit Arrangement or GRAIL Benefit Arrangement. Neither the Separation nor the Distribution shall constitute a “change in control” (or term of similar meaning) for purposes of any Illumina Benefit Arrangement or any GRAIL Benefit Arrangement.

Section 6.8. Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to GRAIL Employees, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII

Miscellaneous

Section 7.1. Entire Agreement; Power.

(a) This Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

(b) Illumina represents on behalf of itself and each other member of the Illumina Group, and GRAIL represents on behalf of itself and each other member of the GRAIL Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 7.2. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, docusign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 7.3. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.3):

If to Illumina, to:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attention:   Legal Department

Email:   legalnotices@illumina.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

389 9th Avenue

New York, NY 10001

Attention: Andrew J. Pitts

     Ting S. Chen

     Daniel J. Cerqueira

Email:    apitts@cravath.com

     tchen@cravath.com

     dcerqueira@cravath.com

If to GRAIL, to:

GRAIL, LLC

1525 O’Brien Drive

Menlo Park, California 94025

Attention:   Bob Ragusa

     Aaron Freidin

     Abram Barth

     Don Lang

Email:   bragusa@grailbio.com

     afreidin@grailbio.com

     abarth@grailbio.com

     dlang@grailbio.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Attention:   W. Alex Voxman

     Andrew Clark

     Ross McAloon

     Alexa Berlin

Email:   alex.voxman@lw.com

     andrew.clark@lw.com

     ross.mcaloon@lw.com

     alexa.berlin@lw.com

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

Section 7.4. Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party.

Section 7.5. Specific Performance. Subject to Sections 9.2 and 9.3 of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 7.6. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that, no assignment permitted by this Section 7.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.7. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.8. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement may be amended, modified or abandoned by and in the sole and absolute discretion of the Illumina Board without the approval of any Person, including GRAIL or Illumina; provided, further, that if any such amendment or modification would affect the GRAIL Group adversely in a material respect after the Effective Time, then such amendment or modification shall require the prior written consent of GRAIL.

Section 7.9. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.10. Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.11. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.12. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.13. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.14. No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Illumina and GRAIL and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Illumina or GRAIL.

Section 7.15. Incorporation by Reference. Sections 9.2 (Negotiation by Senior Executives), 9.3 (Arbitration), 9.5 (Waiver of Jury Trial), 9.9 (Severability), 9.10 (Force Majeure), 9.14 (Headings), 9.15 (Survival of Covenants), 9.16 (Waivers of Default) and 9.19 (Construction) of the Separation Agreement are hereby incorporated into this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ILLUMINA, INC.,

by	/s/ Charles Dadswell
	Name:	Charles Dadswell
	Title:	General Counsel and Secretary

GRAIL, LLC,

by	/s/ Robert Rabusa
	Name:	Robert Ragusa
	Title:	Chief Executive Officer

[Employee Matters Agreement Signature Page]